Exhibit 4.7
EMPLOYMENT AGREEMENT
DATED
PARTIES
NOVOGEN LABORATORIES PTY LTD ACN 002 489 947
AND
RONALD LEA ERRATT

EMPLOYMENT AGREEMENT made	2010
PARTIES
NOVOGEN LABORATORIES PTY LTD ACN 002 489 947 of 140 Wicks Road, North Ryde, New South Wales, 2113 (“Company”)
AND
RONALD LEA ERRATT of 10 Bega Road, Northbridge, NSW, 2063 (“Employee”)
INTRODUCTION
A.	The Company carries on the Business.

B.	The Company wishes to employ the Employee to provide the Services.

C.	The parties have agreed to the employment of the Employee in accordance with the provisions of this Agreement and with the intention that this Agreement will supersede any written or oral agreement between the parties or between the Employee and any other member of Novogen Group.
IT IS AGREED
1. Definitions and Interpretations
1.1	In this Agreement, unless the context otherwise requires:

“Agreement” means this employment agreement and any variation amendment or replacement of it;

“Board” means the Company’s board of directors;

“Business” means the business carried on by the Company and the members of the Novogen Group;

“Business Day” means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

“Commencement Date” means the date of this Agreement;

“Company” means Novogen Laboratories Pty Limited ACN 002 489 947 and includes the successors and assigns of that company;

“Confidential Information” means all information concerning the Business, the business methods of the Company and any member of the Novogen Group, their technologies, pricing policies, marketing strategies, Intellectual Property and any other information relating to the affairs of the Company or the Novogen Group, but does not include:
(a)	information which was in the public domain before it was given to or accessed by the Employee; or

(b)	information which, after being given to or accessed by the Employee, became part of the public domain other than as a result of a breach by the Employee of any obligation of confidence to the Company or the Novogen Group;
“Corporations Act” means the Corporations Act 2001 (Cth);

“Design” has the same meaning as in the Designs Act 2003 (Cth);

“Intellectual Property” means all industrial and intellectual property rights throughout the world, including trade marks, logos, service marks, trade names, business names, copyrights, designs, patents, inventions, processes and other technical know-how (including extraction and manufacturing know-how), secret information and other rights in industrial or intellectual property and applications for them or licence agreements or other arrangements under which a person has the right to use any of them;

“Inventions” means all inventions, discoveries and novel designs, whether or not registrable as designs under the Designs Act 2003 (Cth) or patents under the Patents Act 1990 (Cth), or any corresponding law in any other country, including any inventions, developments, improvements or modifications to compounds, equipment, technology, methods or techniques;

“Novogen Group” means the Company and each of Novogen Research Pty Limited ACN 060 202 931, Novogen Limited ACN 063 259 754 and any Related Body Corporate of any of them from time to time;

“Patents” has the same meaning as in the Patents Act 1990 (Cth);

“Related Body Corporate” in relation to a body corporate means a body corporate that is related to the first mentioned body by virtue of section 50 of the Corporations Act;

“Remuneration” means the amount determined under clause 14;

“Restraint Period” means the period described in Item 7 of the Schedule;

“Services” means the services described in clause 4 to be provided in accordance with this Agreement;

“Total or Permanent Disability” includes the Employee being absent from his employment by reason of sickness, ill health or other incapacity or disability for a period of more than three months in excess of accrued sick leave in any period of 12 consecutive months; and

“Works” means all works and other subject matter as defined in the Copyright Act 1968 (Cth), and any other thing in which copyright subsists.
1.2	Interpretation
(a)	Reference to:
(i)	one gender includes the other genders;

(ii)	the singular includes the plural and the plural includes the singular;

(iii)	a person includes a body corporate;

(iv)	a party includes the party’s executors, administrators, successors and permitted assigns; and

(v)	a statute, regulation or provision of a statute or regulation (“Statutory Provision”) includes:
(1)	that Statutory Provision as amended or re-enacted from time to time; and

(2)	a statute, regulation or provision enacted in replacement of that Statutory Provision.
(b)	All monetary amounts are in Australian dollars, unless otherwise stated.

(c)	Headings are for convenience only and do not affect the interpretation, or form part, of this Agreement.

(d)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(e)	If an act must be done on a specified day which is not a Business Day, the act must be done instead on the next Business Day.
2. Employment
2.1	The Company employs the Employee to provide the Services to the Company on the terms of this Agreement and the Employee accepts such employment.

2.2	The position in which the Employee is employed by the Company is as set out in Item 1 of the Schedule.

2.3	The Employee is to be located at the office of the Company set out in Item 2 of the Schedule.
3. Term
This employment continues until terminated in accordance with clause 18.
4. Services
4.1	The Employee must perform all the functions of a person in the position set out in Item 1 of the Schedule or such other services as may be determined by the Company from time to time.

4.2	The Employee must carry out his employment in the capacity referred to in clause 4.1 or as amended by the Company in such manner and at such time as the Company may from time to time reasonably determine.
5. General Duties and Obligations
5.1	Without limiting any other provision of this Agreement the Employee must at all times during his employment:
(a)	be just and faithful in all transactions relating to the Company and the Novogen Group and must show the utmost good faith in the business of the Company and the Novogen Group;

(b)	give to the Company a just and faithful account of such transaction and also upon every reasonable request furnish a full and correct explanation thereof to the Company;

(c)	divulge to the Company all information or knowledge which he may possess in relation to the affairs, business and activities of the Company;

(d)	use his best skill and endeavour to promote the interest and welfare of the Company and the Novogen Group and carry out the same for the utmost benefit of the Company and the Novogen Group and diligently and faithfully apply himself to the affairs, business and activities of the Company; and

(e)	not at any time intentionally do anything which directly or indirectly may impair or be likely to impair the good name and reputation of the Company or the Novogen Group.
5.2	The Employee must carry out his employment and must conduct himself at all times in a professional manner.
6. Compliance with Directions
The Employee must at all times during his employment obey, comply with and carry out the proper and reasonable directions, orders and instructions of and is directly responsible and answerable to the Individual or Group identified in Item 8 of the Schedule or as amended by the Company.

7. Time Devoted to Employment
7.1	The Employee must at all times during his employment devote the whole of his attention and abilities to the business and activities of the Company and in the performance of his responsibilities and duties under this Agreement.
7.2	Without the prior written consent of the Company, the Employee must not be a director of any body corporate which carries on or is concerned with any activity identical to or substantially similar to that of the Novogen Group or where being a director may directly or indirectly affect the Business of the Novogen Group.
7.3	Nothing contained in this clause 7 prohibits the Employee from making any purchase or sale of securities, real estate or personal property (tangible or intangible) for purposes of investment or from making any other private investment other than as may be prohibited by clause 17 or one which is, in the opinion of the Company, reasonably held, detrimental to the interest of the Novogen Group.
8. Duty to Act within Limits
The Employee must not without the prior written consent of the Company:
(a)	employ any of the money, goods or effects of the Company or any member of Novogen Group or pledge the credit thereof except in the ordinary course of business and upon the account of and or the benefit of the Company or member of the Novogen Group;

(b)	lend money or give credit on behalf of the Company or any member of the Novogen Group or have any dealings with any person whom the Company has previously in writing forbidden the Employee to deal with or trust;

(c)	give any guarantee, undertaking or indemnity or enter into any bond with or become bail, surety or surety for any person or do or knowingly cause or suffer to be done anything by which the property of the Company or any member of the Novogen Group or any part of it may be seized, attached or taken in execution after the Company has previously in writing forbidden the employee to deal with such person; or

(d)	enter into any leasing, hiring, hire-purchase, rental or financing arrangements or transactions with respect to assets or property acquired or to be acquired by the Company or any member of the Novogen Group.
9. Indemnity by Employee
Unless otherwise resolved by the Board, the Employee will indemnify the Company or member of the Novogen Group, as the case may be, in respect of any loss or damage or actions, proceedings costs, claims, demands or judgements it may incur or suffer by reason of any breach by the Employee of any of the provisions of clause 8. This indemnity is in addition to and not in substitution for any other right or remedy available to the Company in the event of such breach.
10. Indemnity by Company

10.1	Subject to the Corporations Act and the Constitution of the Company, the Company will indemnify the Employee and his executors, administrators and legal personal representatives against any loss, costs, damages, judgments or liability suffered or incurred by the Employee in respect of any act, neglect, default or error or judgement in the course of his employment and for which the Company would be vicariously liable other than any wilful or gross neglect, default or breach of duty or breach of trust.
10.2	Without limiting clause 10.1:
(a)	the Employee may be indemnified by the Company where the Board considers it appropriate, against any liability incurred by the Employee in the connection with the performance by him of his position with the Company, unless the liability arises out of conduct involving lack of good faith;

(b)	the Employee is indemnified by the Company against any liability incurred by him in defending any proceedings in connection with the performance by him of his position with the Company whether civil or criminal in which judgment is given in his favour or in which the Employee is acquitted or in connection with any application in relation to any proceedings in which relief under the Corporations Act is granted to him by the court; and

(c)	to the extent permissible by law, the Company may, pay a premium in respect of a contract insuring the Employee against a liability incurred by the Employee in connection with the performance by him of his position with the Company except for a liability arising out of conduct involving a wilful breach of duty in relation to the Company.
11. Annual Leave
11.1	During the course of his employment the Employee is entitled to 20 days accrued paid annual leave in accordance with the Fair Work Act 2009 (Cth).
11.2	The days of annual leave referred to in clause 11.1 are in addition to any day which is proclaimed to be a public holiday in the place in which the Employee is at the relevant time located.
11.3	Any annual leave entitlement not taken may be added to and taken with any further annual leave entitlement.
12. Sick Leave
12.1	The Employee is entitled to be paid sick leave of 11 working days for every 12 months of service.
12.2	Any sick leave entitlement not taken in any year may be taken by the Employee in another year provided that any accumulated sick leave entitlement which immediately prior to the termination of the employment of the Employee has not been taken is forfeited on termination.
13. Long Service Leave

The Employee is entitled to long service leave under the Long Service Leave Act of the State or Territory in which the Employee is located.
14. Remuneration
14.1	The Employee is entitled to the Remuneration and other benefits specified in Items 3 to 6 of the Schedule. The salary component of the Remuneration is to be paid monthly by direct deposit into an account nominated by the Employee.
14.2	The Remuneration is inclusive of all entitlements the Employee may have under a modern award or an enterprise agreement (including, but not limited to allowances, penalties, overtime or loadings, including leave loading).
14.3	The Remuneration is to be reviewed annually and any increases may be made at the Company’s discretion.
14.4	As part of the Remuneration, the Company is to contribute the minimum amount to a complying superannuation fund in order to avoid any charge under the Superannuation Guarantee (Charge) Act 1992. This amount is included in the Remuneration specified in Item 6 of the Schedule.
14.5	The Employee is free to direct his superannuation contributions to a regulated complying superannuation fund of his choice.
14.6	The Employee may request and the Company may agree to structure the Remuneration to fit in with his personal requirements (for example to include extra superannuation payments, motor vehicle, etc) provided that the arrangements comply at all times with company policies and applicable laws (as amended from time to time).
14.7	The Remuneration is designed to compensate the Employee for all hours worked and the Employee is not entitled to any payment of any overtime during the term of his employment hereunder.
15. Directorships
15.1	The Company may require the Employee to serve as a director on the board of any member to the Novogen Group.
15.2	If the Employee is required to serve as a director of another member of the Novogen Group as the nominee of the Company the Employee must retire as a director from any such board upon his being requested to do so by the Company.
15.3	If the Employee ceases to be an employee of the Company or a member of the Novogen Group, he is taken to have automatically retired as a director of each member of the Novogen Group. In consideration of the benefits given by this Agreement to the Employee the Employee is taken to have given an irrevocable authority to the Managing Director or other appointee of the Board to do all things and execute all documents necessary on behalf of the Employee to give effect to the resignations.

16. Confidentiality
16.1	Without limiting or derogating from in any way any rule of law or equity, the Employee must not without the prior written consent of the Company publish or divulge any Confidential Information to any person unless such publication or disclosure is made in the normal course of his employment.
16.2	The provisions of this clause 16 do not prejudice any other express or implied obligation on the part of the Employee to maintain confidentiality.
16.3	Without limiting the extent of clauses 16.1 or 16.2, Confidential Information may include information disclosed to the Company or the Employee by any existing or potential customer, supplier, contractor, agent, licensee or licensor of the Company or the Novogen Group.
16.4	The Employee must at the request of the Company sign a confidentiality agreement containing provisions similar to the provisions in this clause 16 in favour of any member of the Novogen Group or any of the persons referred to in clause 16.3.
16.5	This clause 16 survives termination of the employment with respect to any information until such information is no longer Confidential Information.
17. Restraint
17.1	The Employee may not either alone or jointly or in partnership or by way of a joint venture or otherwise with or as a shareholder, servant, agent, consultant, adviser, officer or contractor of any other person or persons, other than as an employee of the Company or a member of the Novogen Group, either directly or indirectly carry on or manage or be concerned or interested in or assist any other person or persons to carry on or be concerned or to obtain any interest in business identical to or to the business of the Company, or any of the members of the Novogen Group in any State or Territory of Australia or any other place in the world at any time:
(a)	during the course of his employment with the Company or a member of the Novogen Group and

(b)	during the period set out in Item 7 of the Schedule.
17.2	The Employee may hold shares in a public company the shares of which are quoted on any share or stock exchange in the world.
17.3	The Employee must not during the period set out in item 7 of the Schedule either directly or indirectly on his own account or for or with any other person or persons, solicit, interfere with or endeavour to entice away from the Company, or any of the members of the Novogen Group any person who, during the employment of the Employee with the Company or any member of the Novogen Group was a customer, supplier, contractor, agent, licensee or licensor or to the knowledge of the Employee was a person with whom any of the aforesaid was negotiating with a view to that person becoming a customer, supplier, contractor, agent, licensee or licensor of any of the aforesaid.
17.4	The provision of clauses 17.1 and 17.3 are necessary in order to protect the interests of the Company, the Novogen Group and of the Business and the

confidentiality of the knowledge of the Employee as to the affairs, business and activities of the Company and the Novogen Group.
17.5	It is acknowledged by the Employee that the provisions of clause 17.1 and 17.3 are reasonable, particularly in light of the provisions of clause 17.4 and insofar as the provisions of clause 17.1 relate to any activity, state or territory, the restraint is distinct and severable from any other activity, state or territory and the invalidity of the restraint in respect of one or more of such activities, states or territories is not to affect its validity in respect of any of the other such activities, states or territories.
17.6	Nothing in clauses 17.1, 17.3, or 17.4 is to be construed as limiting or fettering the right of any court of competent jurisdiction upon the application of any party in appropriate proceedings from imposing upon the Employee a lesser restraint in circumstances where the restraint sought to be imposed in clauses 17.1 or 17.3 is, in the opinion of such court, excessive or unreasonable in the circumstances.
18. Termination of Employment
18.1	Either party may terminate the employment by giving six months’ notice, or in the case of termination by the Company, by making a payment in lieu of six months’ notice to the Employee, subject to clauses 18.2 and 18.7.
18.2	Subject to clause 18.7, a payment in lieu of notice made under clause 18.1 or 18.5(b) is to be calculated on the basis of the Employee’s Remuneration.
18.3	The employment is terminated immediately on the death or Total or Permanent Disability of the Employee.
18.4	At any time, the employment may be terminated by the Company if the Employee:
(a)	is guilty of any criminal or indictable offence or of any dishonesty, whether in relation to the affairs of the Company or any of the members of the Novogen Group or not;

(b)	is guilty of any serious breach of faith, serious neglect, default, wilful disregard of directions, serious professional misconduct or gross misconduct;

(c)	has received written notice from the Company that the Employee is in serious and fundamental breach of this Agreement and the Employee fails to remedy the breach within 14 days of receiving the notice;

(d)	if he is a member of any board of directors of any body corporate has his office suspended or disqualified under the Corporations Act;

(e)	a person whose person or estate is being dealt with under the law relating to mental health; or

(f)	ceases to be registered or has his registration suspended for any reason whatsoever under the provision of any legislation dealing with the registration of persons providing services of the nature of those provided by the Employee to the Company and which registration is required for the provision by the Employee of those services.
18.5	If the Employee resigns pursuant to clause 18.1, the Company may choose:
(a)	to retain the services of the Employee during the notice period; or

(b)	not to retain the services of the Employee for some or all of the notice period, and make a payment in lieu of notice for the part of the notice period for which the Employee is not retained, subject to clauses 18.2 and 18.7.
18.6	For all or part of the Employee’s notice period under clauses 18.1 or 18.5, the Company may direct the Employee:
(a)	not to attend for work at the Company’s premises;

(b)	to attend for work at a different location to the Employee’s usual work location;

(c)	to perform no work; or

(d)	to perform designated duties which are within the Employee’s skill and competence, whether or not these duties form part of the Employee’s usual role, and all the Employee’s obligations under this Agreement will continue to apply during the notice period.
18.7	On termination by the Company under clause 18.1, the Company is to pay to the Employee a termination payment of $87,283 in addition to any amount payable by way of Remuneration or in lieu of notice.
18.8	The Employee acknowledges that the Company is undertaking a restructure and the Employee may be required to enter into another agreement to provide the Services to another entity on similar terms to this Agreement (“Offer”). Subject to the preservation of all rights under this Agreement and the Offer being on no less favourable terms than this Agreement, the employment is not taken to have terminated in circumstances where the Employee has received an Offer and (amongst other things) the Employee is not entitled to a payment under clause 18.7.
19. Compliance with Obligations on Termination
19.1	Termination of this Agreement for any reasons whatsoever does not relieve the Company from payment in full of all sums then owing by the Company to the Employee by way of remuneration accrued to the date of termination.
19.2	Termination of this Agreement for any reason whatsoever is not to relieve the Employee from payment in full of all sums then owing to the Company or which may become owing in respect of any period prior to termination and is without prejudice to the rights of the Company to sue for antecedent breach by the Employee of the terms of this Agreement.
20. No Claim for Compensation on Termination
If the employment is terminated, the Employee has no claim against the Company for compensation, damages or otherwise for or in respect of or by a reason of such termination except as expressly set out in this Agreement.
21. Duty to Deliver Up
Upon the termination of this Agreement and the employment of the Employee for any reason whatsoever the Employee, on request from the

Company must deliver up to the Company all correspondence, documents, records, papers, prints, manuals, paper, disks, computer codes, access codes, keys and property of any nature whatsoever belonging to the Company, or to any member of the Novogen Group which may be in the possession or under custody or control of the Employee. Any such request must not be made unreasonably.
22. Inventions, Works and other Intellectual Property
22.1	The Employee assigns to the Company:
(a)	all Inventions;

(b)	the entire copyright in all Works; and

(c)	all other Intellectual Property,
created by the Employee in the course of his employment, or by any use of the Company’s facilities, resources or Intellectual Property.
22.2	The assignment in clause 22.1 does not restrict the Employee’s right to utilise the general expertise and knowledge accumulated by the Employee in the performance of the Services and the Employee is entitled to use routine procedures developed by the Employee in the performance of the Services, provided that the Employee must not exploit any Invention or make any reproduction or substantial reproduction of any Works without the written consent of the Company.
22.3	Where the Employee makes a Design arising out of the Services, the Design will be owned by the Company or the member of the Novogen Group for whom it was made.
22.4	Where the Employee makes any patentable process or article, the Patent will be owned by the Company or the member of the Novogen Group for whom it was made.
23. Future Copyright
23.1	The Employee assigns to the Company the copyright that will subsist in respect of any new Works, and the new Works will form part of the Works under this Agreement and the terms and conditions of this Agreement will apply to those new Works.
23.2	The Employee must immediately provide the Company with copies of any new Works he prints, publishes, makes or procures during the employment.
24. Further Assurances as to Intellectual Property
24.1	The Employee must during and after the employment and at any time thereafter do all acts and things and sign all documents as the Company may reasonably request to secure the ownership of the Company or any member of the Novogen Group in any Inventions, Works, Designs or other Intellectual Property.
25. Severability
25.1	Each word, phrase, sentence, paragraph and clause (“provision”) of this Agreement is severable.

25.2	If a Court determines that any provision of this Agreement is unenforceable, illegal or void then it is severed and the other provisions of this Agreement remain operative unless without the offending provision they are fundamentally different.
26. Waiver
26.1	A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.
26.2	The exercise of power or right does not preclude either its exercise in the future or the exercise of any other power or right.
26.3	No waiver is effective unless it is in writing.
26.4	The waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.
27. Entire Understanding
27.1	This Agreement:
(a)	contains the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and

(b)	supersedes and merges any prior agreement or understanding on anything connected with that subject matter.
27.2	Each party has entered into this Agreement without relying on any representation by any other party or any person purporting to represent that party.
28. Variation
An amendment or variation to this Agreement is not effective unless it is in writing and signed by both parties.
29. Further Assurance
Each party must promptly at its own cost do all things (including executing all documents) necessary or desirable to give full effect to this Agreement.
30. Dispute Resolution
30.1	Unless a party has complied with clauses 30.2, 30.3 and 30.4, that party may not commence court proceedings relating to any dispute under this Agreement, except where that party seeks urgent interlocutory relief.
30.2	If there is a dispute under this Agreement the parties must negotiate in good faith to resolve the dispute in a spirit of goodwill and compromise.

30.3	If there is a dispute under this Agreement that is not resolved in accordance with clause 30.2, either party may give written notice to the other party stating that it is a notice under this clause and specifying the dispute.
30.4	If the dispute is not settled by agreement within 14 days after the notice referred to in clause 30.3 is given, the parties must appoint a mediator and must seek in good faith to settle the dispute through mediation. If the parties are unable to agree upon a mediator within 14 days after the expiration of the initial 14 days referred to in this clause 30.4, the mediator must be a person nominated by the President of the Law Society of New South Wales or his or her delegate, and either party may request the nomination at any time after the expiration of the second 14 days referred to in this clause.
31. Notices
31.1	A notice or other communication required or permitted to be given by a party to another is to be in writing and:
(a)	delivered; or

(b)	sent by postage prepaid to that party’s address set out in this Agreement or as notified to each party at any time.
31.2	A notice or other communication is deemed given and received if:
(a)	delivered, upon delivery; or

(b)	mailed, on the expiration of 2 Business Days (at the place of mailing) after mailing.
32. Governing Law and Jurisdiction
32.1	The law of New South Wales governs this Agreement.

32.2	The parties submit to the non-exclusive jurisdiction of the courts of New South Wales and the Federal Court of Australia.

SCHEDULE
Item 1. Position
(1)	Company Secretary of the Novogen Group

(2)	with responsibilities for:
(a)	all Company Secretarial matters for the Novogen Group of Companies including Company Secretarial support to the Company Secretary of Marshall Edwards Inc and Marshall Edwards Pty Ltd;

(b)	Patents, Trade Marks and copy write;

(c)	treasury;

(d)	Insurance;

(e)	legal and financial duties delegated from the Managing Director;

(f)	represent the Company in its best interests; and

(g)	provide recommendations to the Executive and the Board for any of these matters for the Company.
Item 2. Location
140 Wicks Road, North Ryde, New South Wales, 2113, or such other place within the Metropolitan Sydney area as is designated from time to time by the Managing Director.
Item 3. Accrued Annual Leave
As accrued from 30 August, 1994
Item 4 Accrued Sick Leave
As accrued from 30 August, 1994
Item 5 Long Service Leave
As accrued from 30 August, 1994
Item 6 Remuneration
$224,698 or such other amount as agreed to from time to time.
Item 7. Restraint Period
12 months commencing on the date of termination of the employment of the Employee with the Company or any member of the Novogen Group (however that termination occurs).

Item 8 Compliance with Directions

EXECUTED as an agreement on the date set out at the commencement of this Agreement.

Executed by NOVOGEN LABORATORIES PTY LTD ACN 002 489 947:

Director/Secretary		Director

Name of Director/Secretary (BLOCK LETTERS)		Name of Director (BLOCK LETTERS)

Director

Name of Director (BLOCK LETTERS)
SIGNED by:	)
RONALD LEA ERRATT	)
in the presence of:		)

Signature of Witness

Name of Witness (BLOCK LETTERS)

Address of Witness